SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 30, 2013

Banner Corporation
(Exact name of registrant as specified in its charter)

Washington	0-26584	91-1691604
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10 S. First Avenue, Walla Walla, Washington		99362
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number (including area code) (509) 527-3636

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)(3)     Compensatory Arrangements of Certain Officers – Employment Agreement

On May 30, 2013, Banner Corporation (the “Company”) and its financial institution subsidiary, Banner Bank (“Bank”), entered into an amended and restated employment agreement with Mark J. Grescovich, President, Chief Executive Officer, and a director of the Company and the Bank.  The material terms of the amended and restated employment agreement (sometimes referred to in this summary as the "agreement") are summarized below and a copy of the agreement is furnished as Exhibit 10.1 hereto and is incorporated herein by reference.

The agreement commences on June 1, 2013, and provides for an initial three-year term, provided the agreement has not been terminated earlier by either party.  On each anniversary beginning on June 1, 2014, the term of the agreement will be extended for an additional year unless notice is given by the Company to Mr. Grescovich, or vice versa, at least 90 days prior to the end of the then three-year term, and prior to the end of the then current three-year term, the Board of Directors of the Company and the Bank (collectively the "Board"), or a designated committee of the Board, reviews and approves the extension of the agreement.

Under the employment agreement, the annual base salary for Mr. Grescovich is $715,000.  This amount may be increased at the discretion of the Company’s and the Bank’s respective Boards of Directors or an authorized committee of the respective Boards. Mr. Grescovich's annual base salary will be reviewed at least annually.

Mr. Grescovich is entitled to participate in an equitable manner with all other executive officers of the Company and the Bank in such performance-based and discretionary bonuses as may be authorized and declared by the Board or a designated committee of the Board.  Mr. Grescovich also may participate, to the same extent as executive officers of the Company and the Bank generally, in all plans of the Company and the Bank relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof.  In addition, Mr. Grescovich is entitled to participate in any other fringe benefit plans or perquisites which are generally available to the Bank's executive officers, including but not limited to deferred compensation programs, supplemental medical or life insurance plans, physical examinations, financial planning and tax preparation services.  However, Mr. Grescovich will not participate in a supplemental executive retirement plan, although some executive officers of the Company and the Bank are covered by such a plan.   Mr. Grescovich will be provided a $1.0 million life insurance benefit while he is employed as President of the Company and the Bank.  Mr. Grescovich also will be entitled to use of an automobile (with an initial value not to exceed $55,000) for his business use, initiation and monthly membership dues for joining a country club (with the country club membership owned by the Company), and other employee benefits such as vacation and sick leave.  In addition, he also is entitled to be considered for benefits under all of the stock and stock option related plans in which the Company and the Bank's executive officers are eligible or become eligible to participate.

The agreement may be terminated by Mr. Grescovich if he is assigned duties inconsistent with his initial position, duties and responsibilities, or upon the occurrence of certain events.  If Mr. Grescovich's employment is terminated by the Board without cause or upon his voluntary termination following the occurrence of an event described in the preceding sentence (either of which is considered an "involuntary termination"), then the Company and the Bank would be required to (1) pay Mr. Grescovich within 25 business days after termination a cash lump sum equal to two times the sum of his annual Salary and any performance-based bonus (with the performance-based bonus based on Mr. Grescovich's target opportunity in effect on his termination date); (2) pay Mr. Grescovich a cash lump sum for any earned but unpaid performance-based bonus established prior to termination, in a cash lump sum no later than 25 business days after termination or the date the performance objectives are determined to be satisfied, but in no event later than necessary to avoid the application of Section 409A of the Internal Revenue Code; and (3) continue to provide Mr. Grescovich various group benefits, such as health and dental insurance, for a 24-month period.

The employment agreement also provides for a severance payment and other benefits if Mr. Grescovich is involuntarily terminated within 24 months following a "change in control" (as defined in the employment agreement).  In the event of an involuntary termination of employment following a change in control, the Company and the Bank would be required to (1) pay Mr. Grescovich within 25 business days after termination a cash lump sum equal to three times the sum of his annual Salary and any performance-based bonus (with the performance-based bonus based on Mr. Grescovich's target opportunity in effect on his termination date); (2) pay Mr. Grescovich a cash lump sum for any earned but unpaid performance-based bonus established prior to termination, in a cash lump sum no later than 25 business days after termination or the date the performance objectives are determined to be satisfied, but in no event later than necessary to avoid the application of Section 409A of the Internal Revenue Code; and (3) continue to provide Mr. Grescovich with various group benefits, such as health and dental insurance, for a 36-month period.  Also, in connection with Mr. Grescovich’s involuntary termination within 24 months after a change in control, any equity compensation that is not subject to performance conditions and that remains subject to forfeiture shall fully vest, and equity compensation that is subject to performance conditions shall become nonforfeitable on the basis that the target performance level with respect to such equity compensation has been met as of the involuntary termination date. The employment agreement further provides that if Mr. Grescovich's payments made in connection with a change in control would cause the deduction limitations and excise tax requirements of Sections 280G and 4999 of the Internal Revenue Code (the "Golden Parachute Limits") to apply, then he will receive the "Reduced Amount" if it provides him with a better after-tax result.  The "Reduced Amount" is defined in the agreement and reflects various taxes that Mr. Grescovich would pay if the Golden Parachute Limits applied.  The employment agreement provides ordering rules to determine which amounts will be reduced or not paid to comply with this requirement.

Any severance payment also is subject to the payment restrictions of Section 409A of the Internal Revenue Code and other regulatory provisions.

The agreement also includes a noncompetition provision that restricts Mr. Grescovich, for a period of one year from the termination of the agreement, from serving as a director, officer or employee of or consultant to any bank, savings and loan association, credit union or similar thrift, savings bank or institution or holding company of any such entity in any county  in which the Company, the Bank or any other affiliate of the Company operates a full service branch office on the Date of Termination (as defined in the agreement) of the agreement.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the form of employment agreement, a copy of which is furnished as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

The following exhibit is being furnished herewith and this list shall constitute the exhibit index:

10.1	Employment Agreement between Banner Corporation, Banner Bank and Mark J. Grescovich

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANNER CORPORATION

Date: June 4, 2013	By: /s/Lloyd W. Baker
Lloyd W. Baker
Executive Vice President and
Chief Financial Officer